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                                                                  Exhibit 4.2

                         INSWEB CORPORATION
         THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     THIS THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "AGREEMENT") is made and entered into as of the 31st day of March, 1999 by and among InsWeb Corporation, a Delaware corporation (together with all corporate predecessors-in-interest, the "COMPANY"), Hussein A. Enan ("ENAN"), Darrell J. Ticehurst ("TICEHURST" and, together with Enan, the "FOUNDERS"), Nationwide Mutual Insurance Company, a mutual insurance company organized under the laws of the State of Ohio ("NATIONWIDE"), Insurance Information Exchange, L.L.C., a Delaware limited liability company ("IIX"), Century Capital Partners, L.P., a Delaware limited partnership ("CCP"), Marsh & McLennan Risk Capital Holdings Ltd., a Delaware corporation ("M&M"), E.W. Blanch Holdings, Inc., a Delaware corporation ("BLANCH"), SOFTVEN No. 2 Investment Enterprise Partnership, a Japanese partnership ("SB1"), SOFTBANK Ventures, Inc., a Japanese corporation ("SB2" and, together with Nationwide, IIX, CCP, M&M, Blanch, and SB1, the "PRIOR INVESTORS") and SOFTBANK America Inc. ("SB3," and together with the Prior Investors, the "INVESTORS").

                            R E C I T A L S

     A. The Company has entered into the following agreements (the "PRIOR COMPANY AGREEMENTS") with certain of the Prior Investors: (i) that certain Shareholders' Agreement dated as of September 30, 1995 with the Founders (the "1995 AGREEMENT"); (ii) that certain Series A Preferred Stock Purchase Agreement dated as of January 30, 1996 with Nationwide (the "SERIES A AGREEMENT");
(iii) that certain Registration Rights Agreement dated as of February 12, 1996 with the Founders and Nationwide (the "1996 REGISTRATION RIGHTS AGREEMENT");
(iv) that certain Co-Sale Agreement dated as of February ___, 1996 with the Founders and Nationwide (the "1996 CO-SALE AGREEMENT"); (v) that certain Stock Purchase Agreement dated as of November 22, 1996 with IIX (the "SERIES B AGREEMENT"); (vi) that certain Series C Preferred Stock Purchase Agreement dated as of February 21, 1997 with CCP (the "SERIES C AGREEMENT"); (vii) that certain Co-Sale Agreement dated as of February 21, 1997 with the Founders and CCP (the "1997 CO-SALE AGREEMENT"); (viii) that certain Nationwide Subscription Agreement dated as of May 15, 1997 with Nationwide (the "1997 SUBSCRIPTION AGREEMENT"); and (ix) that certain Amendment One to Registration Rights Agreement dated as of May 15, 1997 with Nationwide and the Founders (the "AMENDMENT");

     B. The Founders have entered into the following agreements (the "PRIOR FOUNDERS' AGREEMENTS") with certain of the Prior Investors: (i) that certain Stock Purchase Agreement dated as of November 22, 1996 among the Founders and IIX (the "IIX TRANSFER AGREEMENT"); (ii) that certain Option Agreement dated as of November 22, 1996 between Enan and IIX (the "IIX OPTION Agreement");
(iii) that certain Stock Purchase Agreement dated as of September 8, 1998 among the Founders and CCP (the "CCP TRANSFER AGREEMENT"); (iv) that certain Securities Purchase Agreement dated as of September 30, 1998 among the Founders and M&M (the "M&M TRANSFER AGREEMENT"); and (v) that certain Stock Purchase and Option Agreement dated as of October 27, 1998 between Enan and Blanch (the "BLANCH TRANSFER AGREEMENT");

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     C.   The Prior Company Agreements and the Prior Founders' Agreements
(collectively, the "Prior Rights Agreements") contain certain rights and obligations of the Company and the Prior Investors;

     D. The Prior Investors entered into an Amended and Restated Investor Rights Agreement dated as of December 30, 1998 (the "Original Rights Agreement") in order to consolidate, clarify, amend and restate in a single document the ongoing rights of the Prior Investors with respect to certain matters and to accord to purchasers of the Company's Series D Preferred Stock certain rights comparable to those held by other Prior Investors;

     E. The Prior Investors entered into a Second Amended and Restated Investor Rights Agreement dated as of February 26, 1999 (the "Amended Rights Agreement") to further amend and restate the Original Rights Agreement;

     F. The Company and SB3 have entered into a Series E Preferred Stock Purchase Agreement dated as of March 31, 1999 (the "SERIES E AGREEMENT") pursuant to which SB3 and certain Prior Investors who may become parties thereto (collectively the "SERIES E INVESTORS") will purchase from the Company shares of the Company's Series E Preferred Stock;

     G. Pursuant to Section 8.5 of the Amended Rights Agreement, the Amended Rights Agreement may be further amended with the written consent of the Company, the Founders and Holders of a majority of the Registrable Securities outstanding or issuable upon conversion of outstanding securities; and

     H. The parties hereto, consisting of the Company, the Founders, SB3 and the requisite majority of the Prior Investors, desire to amend and restate the Amended Rights Agreement to accord to the Series E Investors certain rights comparable to those held by the Prior Investors.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investors hereby agree as follows:

     1. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

               (a) "BOARD" means the Board of Directors of the Company, as constituted from time to time.

               (b) "CEO" means the Chief Executive Officer of the Company, as that office and duties thereof are defined in the Bylaws.

               (c) "COMMON STOCK" means shares of the Common Stock, $0.001 par value, of the Company.

                                      -2-

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               (d)  "DEMAND RIGHTS HOLDERS" means all Holders holding shares of
Series A Stock, Series A-1 Stock, Series D Stock or Series E Stock (and/or Common Stock issued upon the conversion of such Series A Stock, Series A-1 Stock, Series D Stock or Series E Stock) then outstanding and not registered.

               (e) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and the regulations of the SEC thereunder, all as in effect from time to time.

               (f) "FOUNDER'S STOCK" means shares of Common Stock held by any Founder or Founder's Transferee.

               (g) "FOUNDER'S TRANSFEREE" means CCP, M&M, Blanch and any other person or entity to whom any Founder(s) transfer(s) at least 100,000 shares of Common Stock, and any person or entity to whom any such Founder's Transferee(s) transfer(s) at least 50,000 shares of Common Stock, in each case, as adjusted for stock splits, combinations, recapitalizations, stock dividends and the like.

               (h) "HOLDER" means any Investor, or any other holder of outstanding Registrable Securities (and/or securities convertible into Registrable Securities) who acquires such securities in accordance with Section
3.10 hereof.

               (i) "INITIATING HOLDERS" means any Demand Rights Holder(s) holding in the aggregate not less than forty percent (40%) of the shares of Series A Stock, Series A-1 Stock, Series D Stock or Series E Stock (and/or Common Stock issued upon the conversion of such Series A Stock, Series A-1 Stock, Series D Stock or Series E Stock) then outstanding and not registered.

               (j) "PARTICIPATING HOLDERS" means all Holders, whether or not Initiating Holders, who request that any Registrable Securities held by them be included in any registration, qualification or compliance initiated pursuant to
Section 3.1, 3.2 or 3.3 hereof.

               (k) "PREFERRED HOLDERS" means holders of shares of Preferred Stock, or Common Stock issued upon the conversion thereof.

               (l) "PREFERRED STOCK" means shares of Series A Stock, Series A-1 Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and any other series of Preferred Stock of the Company hereafter outstanding.

               (m) "PREFERRED TRANSFEREE" means each person or entity to whom any Preferred Holder(s) and/or Preferred Transferee(s) transfer(s) at least 10,000 shares of Preferred Stock (and/or Common Stock issued upon conversion of such shares of Preferred Stock), in each case, as adjusted for stock splits, combinations, recapitalizations, stock dividends and the like.

                                      -3-

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               (n)  "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by filing with the SEC a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of the effectiveness of such registration statement.

               (o) "REGISTRABLE SECURITIES" means: (i) shares of Common Stock issued or issuable upon conversion of the Preferred Stock; (ii) Founder's Stock; and (iii) shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to or in exchange or in replacement of, any of the securities referred to in clause (i) or (ii) above or this clause (iii); PROVIDED, HOWEVER, that Common Stock or other securities shall only be treated as Registrable Securities (A) if and so long as they have not been (I) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (II) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under
Section 4(1) thereof so that all transfer restrictions (including, without limitation, the market-stand-off agreement in Section 3.13 hereof), and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (B) until the later of (x) such time as the Holder would be able to sell all of its Registrable Securities in a three (3) month period pursuant to Rule 144 under the Securities Act or (y) two (2) years after the effective time of the Company's initial public offering.

               (p) "SEC" means the United States Securities and Exchange Commission or any successor agency.

               (q) "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute and the rules and the regulations of the SEC thereunder, all as in effect from time to time.

               (r) "SERIES A STOCK" means shares of Series A Preferred Stock, $0.001 par value, of the Company.

               (s) "SERIES A-1 STOCK" means shares of Series A-1 Preferred Stock, $0.001 par value, of the Company.

               (t) "SERIES B STOCK" means shares of Series B Preferred Stock, $0.001 par value, of the Company.

               (u) "SERIES C STOCK" means shares of Series C Preferred Stock, $0.001 par value, of the Company.

               (v) "SERIES D STOCK" means shares of Series D Preferred Stock, $0.001 par value, of the Company.

               (w) "SERIES E STOCK" means shares of Series E Preferred Stock, $0.001 par value, of the Company.

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     2.   AMENDMENTS TO THE PRIOR RIGHTS AGREEMENTS.  The Prior Company
Agreements and Prior Founders' Agreements are amended as set forth below, effective as of the effective date of the Original Rights Agreement.

          2.1 THE 1995 AGREEMENT. The 1995 Agreement is hereby amended by deleting therefrom Section 3 (regarding co-sale rights and rights of first offer in favor of each of the Founders and the Company), Section 4 (regarding Company governance), Section 5 regarding "piggyback" registration rights) and Section 6(c) (regarding termination).

          2.2 THE SERIES A AGREEMENT. The Series A Agreement is hereby amended by deleting therefrom Sections 7.1, 7.2, 7.3, 7.4 and 7.5 (regarding information rights and conflicts of interest of officers of the Company) and Section 7.6 (regarding participation rights in future financings.

          2.3 THE SERIES B AGREEMENT. The Series B Agreement is hereby amended to delete therefrom Section 7A.a (regarding voting rights of the holders of Series B Stock and their designated representatives on the Board), Section 7B (regarding information rights, conflicts of interest of officers of the Company and participation rights in future financings), Section 7C (regarding "piggyback" registration rights) and Section 8 (regarding transfer restrictions on Company shares).

          2.4 THE IIX TRANSFER AGREEMENT. The IIX Transfer Agreement is hereby amended to delete therefrom Section 7A.a (regarding voting rights of the holders of Series B Stock and their designated representatives on the Board), Section 7B (regarding rights of co-sale granted by each of the Founders to IIX) and
Section 8 (regarding transfer restrictions on Company shares).

          2.5 THE SERIES C AGREEMENT. The Series C Agreement is hereby amended to delete therefrom Sections 7.1, 7.2, 7.3, 7.4 and 7.5 (regarding information rights and conflicts of interest of officers of the Company), Section 7.6 (regarding participation rights in future financings), Section 7.7 (regarding "piggyback" and "S-3" registration rights), Section 7.8 (regarding certain Board observation and information rights) and Section 8 (regarding transfer restrictions on Company shares).

          2.6 THE M&M TRANSFER AGREEMENT. The M&M Transfer Agreement is hereby amended to delete therefrom Section 5.3 (regarding rights of co-sale granted by each of the Founders to M&M).

          2.7 TERMINATION OF CERTAIN AGREEMENTS. The 1996 Co-Sale Agreement, the 1997 Co-Sale Agreement, the 1996 Registration Rights Agreement and the Amendment are each hereby terminated in their entirety.

          2.8 SURVIVAL OF OTHER PROVISIONS. Except as specifically provided in this Section 2, the Prior Agreements shall remain in full force and effect. Without limiting the generality of the following:

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               (a)  THE SERIES A AGREEMENT.  Section 8.4 (regarding rights of first of first refusal in favor of the Company upon a proposed transfer of securities by Nationwide) of the Series A Agreement shall remain in full force and effect.

               (b)  THE SERIES B AGREEMENT.  Sections 7A.b, c and e (regarding
(i) CNA's right, under certain circumstances to appoint the CEO, (ii) the obligation of CNA to repurchase Enan's Common Stock under certain circumstances and (iii) rights in favor of Enan regarding the initial public offering of the Common Stock) of the Series B Agreement shall remain in full force and effect.

               (c) THE IIX TRANSFER AGREEMENT. Sections 7A.b, c and e (regarding (i) CNA's right, under certain circumstances to appoint the CEO, (ii) the obligation of CNA to repurchase Enan's Common Stock under certain circumstances and (iii) rights in favor of Enan regarding the initial public offering of the Common Stock) and Section 7C (regarding competition by the Founders with the Company) of the IIX Transfer Agreement shall remain in full force and effect.

               (d) THE M&M TRANSFER AGREEMENT. Section 2 (regarding certain price protection adjustments), Section 5.1 (regarding the Founders obligations with respect to Board representation by M&M) and Section 6 (regarding rights of first refusal in favor of the Founders upon a proposed transfer of securities by M&M) of the M&M Transfer Agreement shall remain in full force and effect.

               (e) THE BLANCH TRANSFER AGREEMENT. Sections 2 and 3 (regarding certain "put" and "call" options between Blanch and the Founders) and Section 6 (regarding certain covenants of the Founders and Blanch) shall remain in full force and effect.

     3.   REGISTRATION RIGHTS.

          3.1  COMPANY REGISTRATION.

               (a) REGISTRATION RIGHTS. If, at any time or from time to time, the Company shall determine to register any of its securities for its own account or for the account of a security holder or security holders exercising their respective demand registration rights pursuant to Section 3.2 hereof or otherwise (other than a registration relating solely to employee stock option, stock purchase or similar plans, a registration relating solely to an SEC
Rule 145 transaction, or a registration on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company will:

                    (i)  promptly give to each Holder written notice thereof;
and

                    (ii) subject to Section 3.1(b), include in such registration (and any related qualifications under blue sky laws or other compliance), and in any underwriting related thereto, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from the Company, by any Holder, which written request may specify all or a part of such Holder's Registrable Securities.

               (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders, identifying the managing underwriter(s) (to the extent known by the Company), as a part of the written notice given pursuant to Section 3.1(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.1 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter or managing underwriters selected for such underwriting by the Company (or by the Initiating Holders who have demanded such registration as provided for in Section 3.2(b)). Notwithstanding any other provision of this Section 3.1, if the managing underwriter(s) determine(s) that marketing factors require a limitation of the number of shares to be underwritten and so advise(s) the Company, and (i) if such registration is the first registered offering of the Company's securities to the general public, the managing underwriter(s) may exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto, and (ii) if such registration is initiated by the Company and is other than the first registered offering of the Company's securities to the public, the managing underwriter(s) may limit the number of Registrable Securities to be included in the registration and underwriting to not less than twenty-five percent (25%) of the securities included therein (based on aggregate market value). The Company shall advise all Participating Holders of any such limitation, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Participating Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each such Holder at the time of filing the registration statement; PROVIDED, HOWEVER, that in a registration initiated pursuant to Section 3.2 hereof, the allocation of the shares to be included in such registration shall be determined pursuant to Section 3.2(b) hereof. With respect to any "selling Holder" that is selling securities hereunder and which is a partnership or corporation, in the event of any underwriter cutback, the partners, retired partners or stockholders of such "selling Holder," or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata allocation with respect to such "selling Holder" shall be based upon the aggregate amounts of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence. No securities excluded from the underwriting by reason of such underwriter's marketing limitation shall be included in such registration. If any Participating Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter(s). The Registrable Securities so withdrawn shall also be withdrawn from registration and, unless
Section 3.13 applies to such registration, such withdrawn Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty
(180) days after the effective date of such registration. If by the withdrawal of such Registrable Securities a greater number of

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Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the managing underwriter(s)), the Company shall offer to all Holders who have requested inclusion of their Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 3.1(b).

               (c) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 3.1 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

          3.2  DEMAND REGISTRATION.

               (a) DEMAND FOR REGISTRATION. If the Company shall receive from Initiating Holders a written demand that the Company effect a registration of all or a part of the Registrable Securities held by such Initiating Holders, the Company will:

                    (i) promptly give each other Holder written notice thereof; and

                    (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other applicable governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holder's or Holders' Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request pursuant to Section 3.1(a)(ii); PROVIDED, HOWEVER, the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.2:

                         (A)  Prior to one hundred eighty (180) days after the
effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating solely to employee stock option, stock purchase or similar plans, a registration relating solely to an SEC Rule 145 transaction, or a registration on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities);

                         (B)  Unless, after the Company gives the notice
specified in Section 3.2(a)(i), the Holders propose to sell a number of shares of Registrable Securities having an aggregate proposed offering price of at least $10,000,000;

                         (C)  After the Company has effected one (1) such
registration pursuant to this Section 3.2, pursuant to which all of the Registrable Securities included in such registration have been sold; or

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

                         (D)  In any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

     Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable; PROVIDED, HOWEVER, that if the Company shall furnish to the Initiating Holder(s) a certificate signed by the CEO or the President of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed at the date filing would be required hereunder and that it is therefore essential to defer the filing of such registration statement, the Company's obligation to use its diligent best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the demand from the Initiating Holders; PROVIDED FURTHER that the Company shall not exercise such right to defer a filing more often than once in any twelve (12) month period.

               (b) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwriting, they shall so advise the Company as a part of their demand made pursuant to Section 3.2(a), and the Company shall include such information in the written notices referred to in Sections 3.1(a)(i) and 3.2(a)(i). In such event, the right of any Holder to registration pursuant hereto shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting. The Company, together with all Participating Holders, shall enter into an underwriting agreement in customary form with the managing underwriter or managing underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter(s) shall be reasonably acceptable for the Company). Notwithstanding any other provision of this
Section 3.2, if the managing underwriter(s) determine(s) that marketing factors require a limitation of the number of shares to be underwritten and so advise(s) the Initiating Holders in writing, the Initiating Holders shall so advise all Participating Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated in the following manner: first among the Initiating Holders and the other Demand Rights Holders who are Participating Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each such Holder at the time of filing the registration statement, and thereafter among the other Participating Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each such Holder at the time of filing the registration statement. With respect to any "selling Holder" that is selling securities hereunder and which is a partnership or corporation, in the event of any underwriter cutback, the partners, retired partners or stockholders of such "selling Holder," or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," any pro rata allocation with respect to such "selling Holder" shall be based upon the aggregate amounts of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence. No securities excluded from the registration by reason of such underwriter's marketing limitation shall be included in such registration. If any Participating Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter(s) and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration and, unless Section 3.13 applies to such registration, such withdrawn Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration. If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the managing underwriter(s)), the Company shall offer to all Holders who have requested inclusion of their Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 3.2(b).

               (c) OTHER SHARES. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account and/or for the account of other holders of the Company's securities in such registration if the underwriter so agrees.

          3.3  FORM S-3 REGISTRATION.

               (a) Following the initial offering of the Company's securities to the general public, the Company will use its best efforts to qualify for the registration of its securities on Form S-3 (or a successor form which allows inclusion or incorporation by reference of substantial information by reference to other documents filed with the SEC). After and during any period in which the Company is so qualified, any Holder shall have the right to request an unlimited number of registrations of Registrable Securities on Form S-3 (or such successor form), subject only to: (i) compliance with the procedures specified in Section 3.2(b) (except that all Participating Holders shall have the opportunity to have a ratable portion of their Registrable Securities included in such registration without preference for Demand Rights Holders); (ii) the requirement that the Holders requesting such registration propose to dispose of Registrable Securities having an aggregate proposed offering price of not less than $1,000,000; and (iii) the limitation that the Holders may not demand more than two (2) such registrations on Form S-3 during any twelve (12) month period. The Company shall promptly give notice to all Holders of the receipt of a request for registration pursuant to this Section and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, the Company will use its diligent best efforts to promptly effect the registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements and regulations) of all Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof.

               (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 3.3: (i) during the period starting with the date sixty (60) days prior to the filing of, and ending on a date six (6) months following the effective date of, a registration statement filed or to be filed by the Company (other than a registration relating solely to employee stock option, stock purchase or similar plans, a registration relating solely to an SEC Rule 145 Transaction or any other registration which is not appropriate for the registration of Registrable Securities), PROVIDED that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; (ii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or (iii) if the Company shall furnish to the Holders requesting such registration a certificate signed by the CEO or the President of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its stockholders for such registration statement to filed at the date filing would be required hereunder and that it is therefore essential to defer the filing of such registration statement, then the Company's obligation to use its diligent best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration; PROVIDED, that the Company shall not exercise such right to defer a filing more than once in any twelve (12) month period.

          3.4 EXPENSES OF REGISTRATION. All expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 3.1, 3.2 or 3.3, including without limitation, all registration, filing and qualification fees, blue sky fees and expenses, printing expenses, escrow fees, accounting fees incidental to or required by such registration (including, without limitation, any special audits), the fees and disbursements of counsel for the Company with respect to such registration and the reasonable fees and disbursements of one (1) counsel for the Participating Holders in such registration shall be borne by the Company; PROVIDED, HOWEVER, that the following expenses shall be borne by the Holders participating in such registration:

               (a) All fees and disbursements of counsel for the Holders other than those specifically required herein to be borne by the Company; and

               (b) Underwriters' fees, discounts and commissions relating to Registrable Securities being sold in such registration.

If a registration proceeding begun pursuant to Section 3.2 is withdrawn by the Initiating Holders, the expenses of such registration proceeding shall be borne by the Holders, pro rata, according to the number of shares of Registrable Securities requested to be registered by Holders who requested to participate in such registration; PROVIDED, HOWEVER, that if such request is withdrawn after the filing of the registration statement as a result of the addition of materially adverse information concerning the Company in an amendment to such registration statement, which information was known to the Company but not the Initiating Holders at the time of such request, then such expenses that would otherwise be payable by such Holders shall be payable by the Company and such withdrawn request shall not be counted as a request for purposes of Section 3.2 or as a withdrawn demand for purposes of this Section 3.4.

          3.5  OBLIGATIONS OF THE COMPANY.  Whenever required under this
Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for up to one hundred eighty (180) days or until the Holder or Holders have completed the distribution relating thereto, whichever first occurs.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and to such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          3.6  INDEMNIFICATION.

               (a) The Company will indemnify each Holder participating in any registration effected pursuant to this Section 3, each of their respective officers, directors, partners and agents, and each person controlling such Holder within the meaning of the Securities Act, and each underwriter, if any, and each person who controls any underwriter within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions or settlements in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation (or alleged violation) by the Company of any federal or state law, rule or regulation applicable to the Company in connection with any such registration, qualification or compliance. The Company will reimburse each such person, each such officer and director, partner, agent and controlling person, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability is caused by any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by an instrument duly, executed by such Holder or underwriter and stated to be specifically for use therein.

               (b) Each Holder will, if securities held by or issuable to such Holder are included in such registration, qualification or compliance, indemnify the Company, each of its directors, each of its officers who sign such registration statement, each underwriter, if any, of the Company's securities covered by such registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and each other such Holder, each of its officers, directors, partners and agents and each person controlling such other Holder within the meaning of the Securities Act against all claims, losses, damages and liabilities (or actions or settlements in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company, such Holders, such directors, officers, persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided that in no event shall the liability of any Holder pursuant to this Section 3.6(a) exceed the amount of the gross proceeds received by such person from the sale of securities in such registration.

               (c)  Each party entitled to indemnification under this
Section 3.6 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide such indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the

Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3, unless the failure to give notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. An Indemnified Party shall have the right to retain one
(1) separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party would be inappropriate due to actual differing interests between such Indemnified Party and the Indemnifying Party; provided, however, that all Indemnified Parties with the same actual differing interests from the Indemnifying Party shall be entitled to payment for only one (1) counsel collectively. The Indemnifying Party shall pay the expenses of the Indemnified Party as they become due and payable.

               (d) The indemnity provisions contained in Sections 3.6(a) and 3.6(b) shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party.

               (e) If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violations(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

          3.7 INFORMATION BY HOLDER. Each Holder whose securities are included in any registration shall furnish in writing to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this
Section 3.

          3.8 SALE WITHOUT REGISTRATION. At the time of any transfer of any shares of Preferred Stock or Registrable Securities which shall not be registered under the Securities Act, the Company may require, as a condition of allowing such transfer, that the holder or transferee furnish to the Company: (a) such information as is reasonably necessary in order to establish that such transfer may be made without registration under the Securities Act; and (b) except for transfers proposed to be made in accordance with SEC Rule 144 or in connection with distributions to partners of Investors which are partnerships, at the expense of the holder or transferee, an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that such transfer may be made without registration under the Securities Act; provided that nothing contained in this Section 3.8 shall relieve the Company from complying with any request for registration, qualification or compliance made pursuant to the other provisions of this Section 3.

          3.9 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

               (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

               (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

               (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed for an offering of the Company's securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents so filed by the Company as may reasonably be requested in availing such person of any rule or regulation of the SEC permitting the sale of any such securities without registration.

          3.10 TRANSFER OF RIGHTS. The rights to cause the Company to register securities granted by the Company under Sections 3.1, 3.2 and 3.3 hereof may not be assigned to a transferee or assignee other than a Founder's Transferee or a Preferred Transferee, in each case who agrees in writing to be bound by the provisions of this Section 3, without the written consent of the Company, provided that a transfer may be made to the corporate successor or an affiliate of a Holder without the consent of the Company if (a) such transfer may otherwise be effected in accordance with the securities laws and (b) the transferee shall agree to be bound by all of the provisions of this Section 3.

          3.11 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

          3.12 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders other than Founders holding a majority of the then outstanding Registrable Securities and securities convertible into Registrable Securities held by all Holders other than Founders, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to (1) require the Company to effect a registration or (ii) include any securities in any registration filed under Section 3.1, 3.2 or 3.3 hereof, unless, under the terms of such agreement, such Holder or prospective Holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities which are included in such registration and such agreement includes as a term thereof the equivalent of
Section 3.13 hereof.

          3.13 MARKET STAND-OFF AGREEMENT. Each Holder hereby agrees that for a period of one hundred eighty (180) days following the effective date of the first registration statement of the Company covering Common Stock (or other securities) to be sold on its behalf in an underwritten public offering (or for such shorter period as may be allowed by the managing underwriter or underwriters of such offering), not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any capital stock of the Company held by such Holder at any time during such period except Common Stock included in such registration, PROVIDED, that all officers and directors of the Company who hold securities of the Company, all holders of five percent (5%) or more of the Company's outstanding securities, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the foregoing restriction) until the end of such period.

     4.   INFORMATION RIGHTS.  The Company and the Investors agree as follows:

          4.1 FINANCIAL INFORMATION. Subject to the provisions of this Section 4, the Company will furnish the following reports to each Investor so long as such Investor (together with any of its affiliates) holds not less than 100,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock), as adjusted for recapitalizations, stock splits, stock dividends and the like:

               (a) As soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within forty-five (45) days thereafter, copies of (i) a consolidated balance sheet of the Company and its subsidiaries as at the end of such quarter and (ii) consolidated statements of income, changes in stockholders' equity and cash flows of the Company and its subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements generally, and certified as complete and correct, subject to changes resulting from year-end adjustments, by a senior financial officer of the Company.

               (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, copies of
(i) a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year and (ii) consolidated statements of income, changes in stockholders' equity and cash flows of the Company and its subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles and accompanied by (iii) an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall, without qualification, state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company being reported upon and its consolidated results of operations and cash flows and have been prepared in conformity with generally accepted accounting principles, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and (iv) a certification by a senior financial officer of the Company that such financial statements are complete and correct.

               (c) Promptly, but in any event not more than five (5) business days after the receipt thereof, a copy of each other report submitted to the Company by independent certified public accountants in connection with any annual, interim or special audit made by them of the books of the Company.

               (d) Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, in respect thereof filed by the Company with, or received by the Company in connection therewith from, the National Association of Securities Dealers, any securities exchange or the SEC.

               (e) For so long as such Investor is eligible to receive reports under this Section 4.1, it shall also have the right, at its expense, to visit and inspect any of the properties of the Company or any of its subsidiaries, to examine their books of account and records, to discuss their affairs, finances and accounts with their officers, employees and accountants and to consult with and advise their directors and officers on the management of their business, all at such reasonable times and as often as may be reasonably requested; PROVIDED, HOWEVER, that the Company shall not be obligated to provide any information that it reasonably considers to be a trade secret or to be confidential information.

          4.2 ADDITIONAL INFORMATION. As long as any Investor (together with any of its affiliates) holds not less than 200,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock), as adjusted for recapitalizations, stock splits, stock dividends and the like, the Company will mail the following reports to such Investor:

               (a) Prior to the end of each fiscal quarter, a budget for the next fiscal quarter, and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

               (b) As soon as practicable after the end of each fiscal month, and in any event within thirty (30) days thereafter, a monthly progress report against budget, explaining any material discrepancies.

          4.3 TRANSFER OF INFORMATION RIGHTS. The information rights set forth in Sections 4.1 and 4.2 may be transferred in any non-public transfer of securities of the Company, PROVIDED that the Company is given written notice of such transfer, and PROVIDED FURTHER that such rights may only be transferred to a holder of, or affiliated holders who in the aggregate hold, at least the amount of shares specified in Sections 4.1 and 4.2. In the event that the Company reasonably determines that provision of information to a transferee pursuant to this Section 4.3 would materially adversely affect its proprietary or competitive position, such information may be edited in the manner necessary to avoid such affect.

          4.4  TERMINATION OF COVENANTS.  The covenants set forth in
Sections 4.1 and 4.2 shall terminate and be of no further force or effect at such time as the Company is required to file reports with the SEC pursuant to
Section 13(a) or 15(d) of the Exchange Act.

          4.5 AFFILIATED PARTIES. For purposes of this Section 4, Preferred Stock and/or Common Stock held by affiliated parties shall be deemed to be held by a single Investor. Affiliated parties shall include employees, directors, stockholders or partners of an Investor, and other persons controlling, controlled by or under common control with an Investor. Affiliated groups shall designate one member to receive the information or exercise the rights to which the group is entitled under this Section 4. Notwithstanding the foregoing, for purposes of this Section 4.5, SB1, SB2 and SB3 shall not be treated as being affiliated with one another.

          4.6  CONFIDENTIALITY OF INFORMATION; SECURITIES LAWS.

               (a) GENERAL. Each Investor agrees to maintain the confidentiality of any information obtained by such Investor pursuant to
Section 4.1 or 4.2 which may be proprietary to the Company or otherwise confidential unless and until such information has been made available to the public or to any other third party on a non-confidential basis, or such Investor is required to disclose such information by a governmental body. Each Investor further acknowledges and understands that any information so obtained (whether or not of a proprietary nature) may be considered "inside" non-public information. Each Investor agrees that it will not utilize such information in connection with the purchase and/or sale of the Company's securities, except in compliance with applicable state and federal securities laws. Information shall not be confidential or proprietary if: (i) in the possession of Investor at the time of disclosure as shown by Investor's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to Investor, it is part of the public knowledge or literature, not as a result of any action or inaction of Investor; or (iii) approved for release by written authorization of the Company.

               (b) THE BLANCH TRANSFER AGREEMENT. Notwithstanding the provisions of this Section 4, the Company shall not be required to provide to Blanch any information that Enan is not required to provide pursuant to Section
6.4 of the Blanch Transfer Agreement.

     5.   PARTICIPATION IN FUTURE FINANCINGS.

          5.1 ISSUANCES OF NEW SECURITIES. As used in this Section 5, the term "NEW SECURITIES" means any shares of any class or series of capital stock of the Company, whether or not presently authorized, which the Company may hereafter issue, any warrants, options, or rights to acquire such capital stock, and any instrument convertible into or exchangeable for such capital stock.

               (a) Except as provided in paragraph (c) below, if the Company shall issue any New Securities, it shall offer to sell to each Investor who is a Preferred Holder and to each assignee of a Preferred Holder permitted under
Section 5.3 below a Ratable Portion (as hereinafter defined) of such New Securities on the same terms and conditions and at the lowest price as such New Securities are issued to any person in accordance with this Section 5. "RATABLE PORTION" shall mean that portion of such New Securities that bears the same ratio to all such New Securities (including for this purpose all New Securities which may be purchased by all Preferred Holders and their permitted assignees pursuant to this Section 5) as the number of shares of Common Stock issuable upon conversion of the Preferred Stock held by such Preferred Holder and the number of shares of Common Stock issued upon such conversion and held by such Preferred Holder immediately prior to such issuance of New Securities bears to the Outstanding Common Shares. "OUTSTANDING COMMON SHARES" means all shares of Common Stock outstanding and all shares of Common Stock issuable upon conversion of all convertible securities outstanding and upon exercise of all warrants and options outstanding, in each case immediately prior to such issuance of New Securities.

               (b) The Company shall use reasonable efforts to notify the eligible Preferred Holders a reasonable time prior to the initial issuance of the New Securities and to provide such Preferred Holders with an opportunity to participate in the issuance contemporaneously with the issuance to the first purchaser(s) of the New Securities; but in no event shall notice be given later than thirty (30) days after such issuance. Such notice shall contain all material terms of the issuance and of the New Securities. Each eligible Preferred Holder may elect to exercise all or any portion of its rights under this Section 5 by giving written notice to the Company within fifteen (15) days following the Company's notice. If the consideration paid by others for the New Securities is not cash, and if the electing Preferred Holder cannot for any reason pay for the New Securities in the form of such non-cash consideration, such Preferred Holder may pay the cash equivalent thereof, as determined in good faith by the Board. All payments shall be delivered by the electing Preferred Holder to the Company not later than the date specified by the Company in its notice, but in no event earlier than twenty (20) days after the Company's notice.

               (c) The provisions of this Section 5 shall not apply to (i) shares of Common Stock issued or issuable by the Company, which shares are excluded from the definition of "Additional Shares of Common Stock" for purposes of Article 4, Section 2, of the Certificate of Incorporation of the Company (the "CERTIFICATE"), as such definition may be amended from time to time, or (ii) shares of Series E Stock.

          5.2 TERMINATION OF RIGHTS. The rights of the Preferred Holders under this Section 5 shall terminate immediately prior to the closing of an underwritten public offering of securities by the Company which satisfies the requirements of the Certificate for the automatic conversion of the Preferred Stock.

          5.3  TRANSFER OF RIGHTS.  Each Preferred Holder's rights under this
Section 5 shall be assignable only to a Preferred Transferee who agrees in writing to be bound by the provisions of this Agreement.

     6. RIGHTS REGARDING TRANSFERS OF FOUNDERS' STOCK. Each Founder hereby agrees as follows:

          6.1 NOTICE OF PROPOSED TRANSFER. Before a Founder may effect any transfer of any Founder's Stock (the "OFFERED STOCK"), such Founder (the "SELLING FOUNDER") must give at the same time to the other Founder (the "NON-SELLING FOUNDER"), the Company and the Preferred Holders and M&M (collectively, the "CO-SALE RIGHTS HOLDERS") a written notice signed by the Selling Founder (the "SELLING FOUNDER'S NOTICE") setting forth the following:
(a) the Selling Founder's bona fide intention to transfer such Offered Stock;
(b) the number of shares of the Offered Stock; (c) the name, address and relationship, if any, to the Selling Founder of each proposed purchaser or other transferee; and (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Selling Founder proposes to transfer such Offered Stock (the "OFFERED PRICE"). The Selling Founder's Notice shall further state (i) that the Non-Selling Founder may acquire, in accordance with the provisions of Section 6.2 hereof, any of the Offered Stock for the Offered Price and upon the other terms and conditions set forth therein; (ii) that if the Non-Selling Founder does not purchase all of the Offered Stock, the Company may acquire such Offered Stock not previously purchased (the "REFUSED STOCK") upon the same terms and conditions; (iii) that if all such Offered Stock is not purchased by the Non-Selling Founder and/or the Company, the Co-Sale Rights Holders may exercise their rights under Section 6.3 hereof; and (iv) the date upon which each of the Non-Selling Founder's, the Company's and the Co-Sale Rights Holders' rights under this Section 6 with respect to such Offered Stock expire hereunder. Upon the request of the Non-Selling Founder, the Company or any Co-Sale Rights Holder, the Selling Founder will promptly furnish such information to the Non-Selling Founder, the Company and the Co-Sale Rights Holders as may be reasonably requested to establish that the offer and proposed transferee are bona fide.

          6.2  RIGHTS OF FIRST REFUSAL ON TRANSFERS BY THE FOUNDERS.

               (a) NON-SELLING FOUNDER'S RIGHT. The Non-Selling Founder shall have the right of first refusal to purchase all or any part of the Selling Founder's Offered Stock, if the Non-Selling Founder gives written notice of the exercise of such right to the Selling Founder and the Company within fifteen
(15) days (the "NON-SELLING FOUNDER'S REFUSAL PERIOD") after the date of delivery of the Selling Founder's Notice to the Non-Selling Founder.

               (b) THE COMPANY'S RIGHT. If the Non-Selling Founder does not fully exercise his right of first refusal, as provided in Section 6.2(a) above, before the expiration of the Non-Selling Founder's Refusal Period, the Company shall have the right of first refusal to purchase all or any part of the Refused Stock. If the Company desires to exercise its right of first refusal to purchase Refused Stock, the Company must, within the ten (10) day period (the "COMPANY REFUSAL PERIOD") following the end of the Non-Selling Founder's Refusal Period, give written notice to the Selling Founder of its election to purchase an amount of the Refused Stock, indicating the number of shares that it desires to purchase.

               (c) PURCHASE PRICE. The purchase price for the Offered Stock to be purchased by the Non-Selling Founder or for the Refused Stock to be purchased by the Company exercising its right of first refusal under this Section 6.2 will be the Offered Price, but will be payable as set forth in Section 6.2(d) below. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Selling Founder, the Non-Selling Founder and the Company, absent fraud or error.

               (d) PAYMENT. Payment of the purchase price for the Offered Stock to be purchased by the Non-Selling Founder or for the Refused Stock to be purchased by the Company exercising its right of first refusal will be made within seven (7) days after the date of the last day of the Non-Selling Founder's Refusal Period or, if applicable, the Company Refusal Period. Payment of the purchase price will be made, at the option of the Non-Selling Founder or the Company, as the case may be, (i) in cash (by cashier's check or wire transfer), (ii) by cancellation of all or a portion of any outstanding indebtedness of the Selling Founder to the Non-Selling Founder or the Company, as the case may be, or (iii) by any combination of the foregoing.

               (e) RIGHTS AS A STOCKHOLDER. If the Non-Selling Founder and/or the Company exercise their rights of first refusal to purchase all of the Offered Stock, then, upon the date the notice of such exercise is given by the Non-Selling Founder and/or the Company, the Selling Founder will have no further rights as a holder of such Offered Stock with respect to which a right of first refusal has been exercised, except the right to receive payment for such Offered Stock from the Non-Selling Founder and/or the Company, as the case may be, in accordance with the terms of this Agreement, and the Selling Founder will forthwith cause all certificate(s) evidencing such Offered Stock to be surrendered to the Company for transfer or cancellation, as the case may be.

               (f) SELLING FOUNDER'S RIGHT TO TRANSFER. If the Non-Selling Founder and /or the Company have not elected to purchase all of the Offered Stock, then, subject to the right of co-sale set forth in Section 6.3 hereof, the Selling Founder may transfer the Offered Stock permitted to be sold by the Selling Founder, to any person named as a purchaser or other transferee in the Selling Founder's Notice, at the Offered Price or at a higher price, provided that such transfer (i) is consummated within forty-five (45) days after the date of the Selling Founder's Notice and (ii) is in accordance with all the terms of this Agreement. If the Offered Stock is not so transferred during such period, then the Selling Founder may not transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

          6.3  RIGHT OF CO-SALE.

               (a) THE RIGHT. In the event that a Selling Founder proposes to sell or transfer shares of Founder's Stock, and has complied with the provisions of Section 6.2 above, and the Non-Selling Founder and/or the Company shall not have elected to purchase all of the Offered Stock, the Selling Founder shall give written notice (the "CO-SALE RIGHTS NOTICE") of such proposed sale to each of the Co-Sale Rights Holders setting forth: (i) the number of shares of the Offered Stock proposed to be sold or transferred; (ii) the name, address and relationship, if any, to the Selling Founder of each proposed purchaser or other transferee; (iii) the Offered Price; and (iv) that the proposed purchaser or other Transferee has been informed of the co-sale rights provided in this
Section 6.3. The Co-Sale rights Holders shall each have the right, exercisable upon written notice to the Selling Founder within twenty (20) days after delivery of the Co-Sale Rights Notice, to participate in such sale of Offered Stock. Each Co-Sale Rights Holder shall be entitled to sell its Pro Rata Share (as hereinafter defined) of the shares of Offered Stock proposed to be sold by the Selling Founder. A Co-Sale Rights Holder's "PRO RATA SHARE" shall be equal to a fraction, the numerator of which is the number of shares of Common Stock held by such Co-Sale Rights Holder and the denominator of which is the total number of shares of Common Stock held by all Co-Sale Rights Holders PLUS the total number of shares of Founder's Stock held by the Selling Founder. For purposes of making such computation, Common Stock shall be deemed to include shares of Common Stock issuable upon conversion of shares of Preferred Stock.

               (b) PROHIBITED TRANSFERS. Any attempt to transfer shares of the Company in violation of this Section 6.3 shall be void and the Company agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Preferred Holders.

          6.4 LIMITATIONS ON RIGHTS. Sections 6.1, 6.2 and 6.3 hereof shall not apply to a sale, assignment or transfer of Founder's Stock which constitutes:

                    (i) A pledge of Founder's Stock made pursuant to a bona fide loan transaction that creates a mere security interest; any transfer to a Founder's ancestors, descendants or spouse or to trusts for the benefit of such persons or a Founder; or any bona fide gift; PROVIDED that the pledgee, transferee or donee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement; provided, that such transferred stock shall remain "Founder's Stock" hereunder, and such pledgee, transferee or donee shall be treated as a "Founder" for purposes of this Section 6;

                    (ii) A transfer to any parent, shareholder, subsidiary or affiliate of such Founder or any corporation, general or limited partnership, trust or other entity or organization in which any of the foregoing, individually or in the aggregate, has a majority of the equity interest, and such Founder's immediately family, and trusts if a majority of the beneficiaries of the trust are such Founder or members of his immediate family; or

                    (iii) A transfer pursuant to Section 7A.c of the Series B Agreement or Section 7A.c of the IIX Transfer Agreement.

          6.5  TRANSFER OF RIGHTS.  Each Preferred Holder's rights under this
Section 6 shall be assignable only to (i) Preferred Transferees and (ii) any fund or entity affiliated with and under common control with such Preferred Holder, in each case who agree in writing to be bound by the provisions of this
Section 6.

          6.6 TERMINATION OF RIGHTS. The rights set forth in this Section 6 shall terminate immediately prior to the closing of an underwritten public offering of securities by the Company which satisfies the requirements of the Certificate for the automatic conversion of the Preferred Stock.

     7.   OTHER COVENANTS.

          7.1 CONFLICTS OF INTEREST. Unless the Company first obtains appropriate approval of the Board and, if necessary, stockholders in accordance with the Delaware General Corporation Law, the Company shall use its best efforts to ensure that (a) officers of the Company will not become indebted to the Company except in connection with stock purchases approved by the Board, travel advances and other transactions in the ordinary course of business, and
(b) officers of the Company will not have any direct or indirect ownership interest in any firm or corporation with which the Company has a business relationship or with which it competes (except that officers may own up to five percent (5%) of the outstanding stock in publicly traded companies which may have a business relationship with or compete with the Company).

          7.2 LIFE INSURANCE. The Company agrees to maintain "Key Person" insurance, with proceeds payable to the Company, covering the death or disability of Enan in the amount of $2 million, as well as any other members of the Company management deemed by the Board to be essential to the success of the Company.

          7.3 SOFTBANK RIGHTS REGARDING BOARD OF DIRECTORS. So long as SB1, SB2 and their affiliates together own not less than fifty percent (50%) of the shares of Common Stock issued or issuable upon conversion of the Series D Stock, the Company and each Investor agrees to use its best efforts (i) at the request of SOFTBANK Corp. ("SOFTBANK"), to cause and maintain the election of one representative of SOFTBANK to the Board or, if SOFTBANK has not designated a representative to the Board, to cause a representative designated by

SOFTBANK to be invited to attend all Board meetings in a nonvoting observer capacity and, in this respect, to give such representative copies of all notices, minutes, consents and other materials that are provided to Board members, provided that such representative shall agree to hold in confidence and trust, and to act in a fiduciary manner with respect to, all information so provided and provided, further, that the Company shall be entitled to exclude such representative from any meeting or portion thereof at which attendance by such representative could adversely affect the attorney-client privilege between the Company and its counsel, and (ii) to limit the size of the Board to fourteen (14) members unless otherwise approved by SOFTBANK or its representative on the Board.

          7.4 IIX RIGHTS REGARDING OPERATIONS. As long as IIX and/or any affiliate of IIX beneficially owns at least 1,764,710 shares of Common Stock issued or issuable upon the conversion of Preferred Stock, it shall be entitled to designate at least two (2) members on the Board. In the event IIX and/or its affiliates own less than an aggregate amount of 1,764,710 but more than an aggregate amount of 882,350 of such shares, it shall be entitled to designate at least one (1) member on the Board. Moreover, as long as IIX and/or its affiliates own an aggregate of at least 1,764,710 shares of Common Stock issued or issuable upon the conversion of Preferred Stock, or until such time as the election of members of the Board by holders of the Series B Stock (as provided in the Certificate) is no longer controlled by management-level personnel of either CNA Financial Corporation or one or more of its majority owned and controlled subsidiaries, (i) the two directors designated by IIX, voting together, shall have fifty-one percent (51%) of the votes to be cast by the Board on all matters which come before the Board, and (ii) IIX's vote of its shares of Series B Stock as a stockholder shall constitute fifty-one percent (51%) of all votes to be cast by all stockholders of the Company on all matters on which the stockholders vote.

          7.5 INITIAL PUBLIC OFFERING. The determination of whether and when the Company will sell shares of its Common Stock in an underwritten public offering shall be in the sole discretion of Hussein A. Enan, so long as he holds at least 1,500,000 shares of the Company's Common Stock and/or other capital stock convertible into such number of shares. IIX hereby agrees to vote, and to cause its representatives on the Board to vote, in a manner consistent with the foregoing provision.

          7.6 NEGATIVE COVENANTS. As long as any shares of the Series D Stock or Series E Stock are outstanding, the Company and each Investor agree that the Company and each of its subsidiaries shall not, without the prior approval of the holders of a majority of the outstanding shares of the Series D Stock and Series E Stock (to the extent such approval is not otherwise required in the Company's Certificate of Incorporation):

               (a) amend its Certificate of Incorporation or Bylaws or equivalent organizational document (including, without limitation, by the filing or amendment of any certificate of designation) or in any other way change the rights, preferences or privileges of the Series D Stock or Series E Stock;

               (b) increase the authorized number of shares of Series D Stock or Series E Stock, or create any new class or series of securities having rights, preferences or privileges that are on a parity with or superior to the rights, preferences or privileges of the Series D Stock or Series E Stock;

               (c) apply any of its assets in any redemption, retirement, purchase or other acquisition of any of its securities, or declare or pay any dividend or distribution, other than dividends or distributions by any subsidiary of the Company to the Company and other than repurchases of shares of Common Stock held by officers, directors, employees or consultants of or to the Company upon termination of their employment or services pursuant to agreements providing for the right of repurchase between the Company and such persons;

               (d) dissolve, wind up or liquidate its affairs, merge with or into or consolidate with any other entity, or effect any reorganization or recapitalization (other than a stock split, stock dividend or reverse stock split), or sell, convey or otherwise dispose of all or substantially all of its assets, properties or business; or

               (e) enter into any transaction with or for the benefit, directly or indirectly, of any holder of any outstanding Series A Stock, Series A-1 Stock, Series B Stock or Series C Stock or any affiliate thereof (including, without limitation, any amendment of any existing agreement, obligation or commitment, written or oral, with or for the benefit, directly or indirectly, of any such holder or affiliate thereof), except for commercial transactions in the ordinary course of the Company's business consistent with past practices.

          7.7 TERMINATION OF RIGHTS. The covenants set forth in this Section 7 shall terminate immediately prior to the closing of an underwritten public offering of securities by the Company which satisfies the requirements of the Certificate for the automatic conversion of the Preferred Stock.

     8.   MISCELLANEOUS.

          8.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California, except to the extent that Delaware corporate law is applicable.

          8.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

          8.3 ENTIRE AGREEMENT. This Agreement (including any Schedule hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof.

          8.4 SEPARABILITY. Any invalidity, illegally, or limitation of the enforceability with respect to any Investor of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such Investor's domicile or otherwise, shall in no way affect or impair the validity, legality, or enforceability of this Agreement with respect to other Investors. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          8.5 AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only with the written consent of the Company, the Founders and the Holders of a majority of the Registrable Securities then outstanding or issuable upon conversion of securities then outstanding, which have not been sold to the public; PROVIDED, HOWEVER, that (i) no amendment or waiver which would adversely affect an individual Investor or its permitted assignee(s) in a manner or degree different from other Investors and their permitted assignees shall be effective without the written consent of the Investor and/or assignee(s) so affected; and (ii) no amendment or waiver which would adversely affect the holders of a class or series of Preferred Stock in a manner or degree different from the other classes or series of Preferred Stock shall be effective without the written consent of the holders of a majority of the outstanding shares of the affected class or series of Preferred Stock. No such amendment or waiver shall reduce the aforesaid percentage of Registrable Securities the Holders of which are required to consent to any waiver or supplemental agreement without the consent of the Holders of all of such Registrable Securities, as appropriate. Any amendment or waiver effected in accordance with this Section 8.5 shall be binding upon each holder of Preferred Stock and Registrable Securities, each future holder of all such securities, and the Company. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the record holders of the Preferred Stock and Registrable Securities who have not previously consented thereto in writing.

          8.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to any Investor or any subsequent holder of any shares of Preferred Stock or Registrable Securities upon any breach, default or noncompliance of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on the Investor's part of any breach, default or noncompliance under this Agreement or any waiver on the Investor's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing, and that all remedies, either under this Agreement, by law, or otherwise afforded to the Investors shall be cumulative and not alternative.

          8.7 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, including delivery by a recognized courier service, or upon delivery by facsimile or on the fifth

(5th) business day following mailing by first-class mail, postage prepaid, addressed (a) if to a Investor, at such Investor's address as set forth on
SCHEDULE 1 hereto, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to the Company, at the address of its principal executive office, or at such other address as the Company shall have furnished to the Investors in writing.

          8.8 TITLES AND SUBTITLES. The titles of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          8.10 WAIVER OF PRIOR RIGHT OF FIRST REFUSAL. The Prior Investors hereby consent to, and waive any right of first refusal they may have with respect to, the Company's issuance of Series E Stock under the Series E Agreement; provided that the sale of Series E Stock at the Second Closing under the Series E Agreement is consummated not later than June 30, 1999.


                      [REST OF THIS PAGE INTENTIONALLY BLANK]

                            COUNTERPART SIGNATURE PAGE TO
                THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         INSWEB CORPORATION


                         By:    /s/ Marian C. Taylor
                               ------------------------------------

                         Name:  Marian C. Taylor
                               ------------------------------------

                         Title: SVP, General Counsel & Secretary
                               ------------------------------------


                          /s/ Hussein A. Enan
                         -------------------------------------------
                         HUSSEIN A. ENAN

                          /s/ Darrell T. Ticehurst
                         -------------------------------------------
                         DARRELL T. TICEHURST

                       COUNTERPART SIGNATURE PAGE TO
           THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         NATIONWIDE MUTUAL INSURANCE COMPANY


                         By:    /s/ Jerry D. Cohen
                               ------------------------------------

                         Name:  Jerry D. Cohen
                               ------------------------------------

                         Title: Investment Officer
                               ------------------------------------

                           COUNTERPART SIGNATURE PAGE TO
                THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         INSURANCE INFORMATION EXCHANGE, L.L.C.


                         By:    /s/ Ken Benvenuto
                               ------------------------------------

                         Name:   Ken Benvenuto
                               ------------------------------------

                         Title: CEO
                               ------------------------------------

                           COUNTERPART SIGNATURE PAGE TO
                THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         CENTURY CAPITAL PARTNERS, L.P.

                         By CCP Capital Partners, Inc., its General Partner


                         By:    /s/ Richard Freeman
                               ------------------------------------

                         Name:  Richard Freeman
                               ------------------------------------

                         Title: Vice President
                               ------------------------------------

                           COUNTERPART SIGNATURE PAGE TO
                THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         MARSH & McLENNAN RISK CAPITAL HOLDINGS LTD.

                         By:    /s/ Frank J. Borolli
                               ------------------------------------

                         Name:  Frank J. Borolli
                               ------------------------------------

                         Title: Chairman
                               ------------------------------------

                     COUNTERPART SIGNATURE PAGE TO
                THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         E. W. BLANCH HOLDINGS, INC.

                         By:    /s/ Daniel P. O'Keefe
                               ------------------------------------

                         Name:  Daniel P. O'Keefe
                               ------------------------------------

                         Title: Corporate Secretary/SVP
                               ------------------------------------

                           COUNTERPART SIGNATURE PAGE TO
                THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         SOFTVEN NO. 2 INVESTMENT ENTERPRISE PARTNERSHIP


                         By:    /s/ Yoshitaka Kitao
                               ------------------------------------

                         Name:  Yoshitaka Kitao
                               ------------------------------------

                         Title: President
                               ------------------------------------



                         SOFTBANK VENTURES, INC.


                         By:    /s/ Yoshitaka Kitao
                               ------------------------------------

                         Name:  Yoshitaka Kitao
                               ------------------------------------

                         Title: President & CEO
                               ------------------------------------

                           COUNTERPART SIGNATURE PAGE TO
                THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     The foregoing Agreement is hereby executed as of the date first above written.

                         SOFTBANK AMERICA INC.


                         By:    /s/ Ronald D. Fisher
                               ------------------------------------

                         Name:  Ronald D. Fisher
                               ------------------------------------

                         Title: Vice Chairman
                               ------------------------------------

                                     SCHEDULE 1


Hussein A. Enan
InsWeb Corporation
901 Marshall Street
Redwood City, CA 94063

Darrell T. Ticehurst
InsWeb Corporation
901 Marshall Street
Redwood City, CA 94063

Nationwide Mutual Insurance Company
One Nationwide Plaza
Columbus, OH 43216

Insurance Information Exchange, L.L.C.
c/o AMS Services, Inc.
900 Chelmsford Road
Lowell, MA 01851

Century Capital Partners, L.P.
c/o Century Capital Management, Inc.
One Liberty Square
Boston, MA 02109

Marsh & McLennan Risk Capital Holdings, Ltd.
1166 Avenue of the Americas
New York, New York  10036

E.W. Blanch Holdings, Inc.
500 North Akard
Suite 4500
Dallas, TX 75201

SOFTVEN No. 2 Investment Enterprise Partnership
1-16-8 Nihonbashi-Kakigaracho
Chuo-ku, Tokyo 103 0014, Japan

SOFTBANK Ventures, Inc.
1-16-8 Nihonbashi-Kakigaracho
Chuo-ku, Tokyo 103 0014, Japan

SOFTBANK America Inc.
300 Delaware Avenue, Suite 900
Wilmington, DE 19801